 FORM 4                                                                                                     OMB Approval
                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION               -----------------------------
[ ] Check this box if no longer                    WASHINGTON, D.C. 20549                             OMB Number:         3235-0287
    subject to Section 16. Form                                                                       Expires:   September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Estimated average burden
    continue. See Instruction 1(b).                                                                   hours per response....... 0.5
                                                                                                      -----------------------------
          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
D R A F T
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1.Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol       |6. Relationship of Reporting Person(s)
                                       |                                                   |      to Issuer (Check all applicable)
Ridgway     Ronald       H.            |    Pulitzer Inc.                    (PTZ)         |       X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |       X   Officer (give title below)
                                       |     Security Number     |     Month/Year          |     -----
 900 North Tucker Boulevard            |     of Reporting        |                         |           Other (specify below)
                                       |     Person (Voluntary)  |     April 1999          |     -----
                                       |                         |                         |Senior Vice President-Finance
---------------------------------------|                         |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |   Applicable Line
                                       |    ###-##-####          |     (Month/Year)        | X   Form filed by One Reporting Person
                                       |                         |                         | --
 St. Louis       MO              63101 |                         |                         |     Form filed by More than One
                                       |                         |                         |     Reporting Person
                                       |                         |                         | --
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                          |    Date       |    Code       |    or Disposed of (D)    | Securities  |   -ship | of
                                       |               |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                       |               |               |                          | Owned at End| Direct  | Bene-
                                       |               |---------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                       |(Month/Day/    |       |       |        |  or  |          |   and 4)    | (I)     | ship
                                       |  Year)        |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock, $.01 par value           |               |       |       |        |      |          |28935.691    |    D    |
                                       |               |       |       |        |      |          |         (01)|         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.          SEC 1474 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   (Month/|            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Day/   |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
   DRAFT                |    Security |   Year)  |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            | $39.8750    |04/07/1999|  A    |    |  18690 |         |04/07/ | 04/07/ | Common |  18690    |  $39.8750
(right to buy)      (02)|             |          |       |    |        |         |2000   | 2009   | Stock, |           |
                        |             |          |       |    |        |         |       |        | $.01   |           |
                        |             |          |       |    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            | $39.8750    |04/07/1999|  A    |    |  18690 |         |04/07/ | 04/07/ | Common |  18690    |  $39.8750
(right to buy)      (02)|             |          |       |    |        |         |2001   | 2009   | Stock, |           |
                        |             |          |       |    |        |         |       |        | $.01   |           |
                        |             |          |       |    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            | $39.8750    |04/07/1999|  A    |    |  18690 |         |04/07/ | 04/07/ | Common |  18690    |  $39.8750
(right to buy)      (02)|             |          |       |    |        |         |2002   | 2009   | Stock, |           |
                        |             |          |       |    |        |         |       |        | $.01   |           |
                        |             |          |       |    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
56070             |           D            |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
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Explanation of Responses:

(01)  Table I.  Item 5:

      Mr. Ridgway may be deemed a "10% Owner" by virtue of the fact that he shares voting power with respect to 13,573,126 shares of Class B Common Stock (which is convertible at any time, on a share-for-share basis, into Common Stock) held by the 1999
      Pulitzer Inc. Voting Trust,of which he is a trustee. Mr. Ridgway has no pecuniary interest in any of the shares held by such trust.

(02)  Table II.  Item 1:

      Employee stock option granted under the Pulitzer Inc. 1999 Stock Option Plan (subject to approval of the Plan by the
      Company's stockholders) in transaction exempt under Rule 16b-3. The option becomes exercisable in 33 1/3 percent increments on
      April 7, 2000, April 7, 2001 and April 7, 2002, respectively.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Ronald H. Ridgway           5/10/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.                                         SEC 1474 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

